Exhibit 4.4(a)

WARRANT AGREEMENT TO PURCHASE

COMMON STOCK OF GREEN PLAINS INC.

NEITHER THIS WARRANT NOR THE SHARES ISSUABLE HEREUNDER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. AS A RESULT, NEITHER THIS WARRANT NOR THE SHARES ISSUABLE HEREUNDER MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL THIS WARRANT OR SUCH SHARES ARE REGISTERED UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

Warrant No. 1	Number of Warrants: 366,240	June 16, 2026

For value received, Green Plains Inc., an Iowa corporation (the “Company”), hereby grants to BlackRock Global Allocation Fund, Inc. (together with its successors and assigns as set forth on the books of the Company, each a “Registered Holder”) the number of warrants set forth above (such warrants, the “Warrants”, and this Warrant Agreement to Purchase Common Stock of Green Plains Inc., “this Warrant”), each of the Warrants entitling the Registered Holder to purchase from the Company, until the Expiration Date (as defined in Section 2.01), upon the terms of this Warrant, one fully paid and non-assessable share (as same may be adjusted pursuant to Section 1, each a “Warrant Share” and together the “Warrant Shares”) of the Company’s common stock, $.001 par value (the “Common Stock”) for a price of $0.01 per share (as same may be adjusted pursuant to Section 1, the “Per Share Exercise Price”), subject to all adjustments set forth herein. The total price to be paid by the Registered Holder upon purchase of all of the Warrant Shares is the Per Share Exercise Price multiplied by the number of Warrants evidenced by this certificate (“Total Exercise Price”).

1.            Adjustments

1.01          Adjustments for Certain Events.

(a)            Stock Dividends, Subdivisions and Combinations. If at any time, or from time-to-time, after the date hereof, the Company (i) declares a dividend on the Common Stock that is payable with shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock into a greater number of shares of Common Stock by a stock split, reclassification or other method, or (iii) combines or consolidates the outstanding shares of Common Stock into a lesser number of shares of Common Stock by a reverse stock split, reclassification or other method, then the number of Warrant Shares issuable upon exercise of this Warrant shall be decreased or increased, as appropriate, by multiplying the number of Warrant Shares issuable upon exercise of this Warrant immediately before such event by a fraction, the numerator of which is the number of issued and outstanding shares of Common Stock immediately after such event and the denominator of which is the number of issued and outstanding shares of Common Stock immediately before such event. The events set forth above are deemed to occur on the date the Company’s Board of Directors (the “Board”) declares the dividend or authorizes the subdivision or combination of shares of Common Stock unless, for any reason, the dividend is not subsequently paid or the subdivision or combination is not subsequently completed. After any adjustment to the number of Warrant Shares under this Section 1.01(a) the Per Share Exercise Price shall be adjusted to that number determined by dividing the Total Exercise Price by the number of Warrant Shares issuable upon exercise of this Warrant after such adjustments.

(b)            Reclassification, Etc. In case of any reclassification (other than a reclassification governed by Section 1.01(a)) or change of the outstanding securities of the Company or of any reorganization, sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another entity or merger of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) on or after the date hereof, then and in each such case the Registered Holder upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, sale or conveyance, exchange of securities or merger shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, only the stock or other securities or cash or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Warrant immediately prior thereto. Any such change in the Per Share Exercise Price, the number of Warrant Shares or the kind and amount of stock or other securities or property into which this Warrant shall be exercisable shall be effective as of the closing of the transaction that precipitated such adjustment.

(c)            Adjustment Upon Issuance of Shares of Common Stock. If and whenever on or after the first date any of the Warrants are issued, the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or in accordance with this Section 1.01(c) is deemed to have granted, issued or sold, any shares of Common Stock (including the grant, issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities granted, issued or sold or deemed to have been granted, issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Per Share Exercise Price in effect immediately prior to such grant, issuance or sale or deemed grant, issuance or sale (such Per Share Exercise Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Per Share Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Per Share Exercise Price and the New Issuance Price under this Section 1.01(c)), the following shall be applicable:

(i)    Issuance of Options. If the Company in any manner grants, issues or sells (or enters into any agreement to grant, issue or sell) any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities (as defined below) (“Options”) and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Per Share Exercise Price that is then in effect, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting, issuance or sale (or the time of execution of such agreement to grant, issue or sell, as applicable) of such Option for such price per share. For purposes of this Section 1.01(c)(i), the “lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting, issuance or sale (or pursuant to the agreement to grant, issue or sell, as applicable) of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting , issuance or sale (or the agreement to grant, issue or sell, as applicable) of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Per Share Exercise Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms of or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii)    Issuance of Convertible Securities. If the Company in any manner issues or sells (or enters into any agreement to issue or sell) any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock (“Convertible Securities”) and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale (or the time of execution of such agreement to issue or sell, as applicable) of such Convertible Securities for such price per share. For the purposes of this Section 1.01(c)(ii), the “lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale (or pursuant to the agreement to issue or sell, as applicable) of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale (or the agreement to issue or sell, as applicable) of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Per Share Exercise Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 1.01(c), except as contemplated below, no further adjustment of the Per Share Exercise Price shall be made by reason of such issuance or sale.

(iii)    Intentionally Omitted.

(iv)    Calculation of Consideration Received. If any Option and/or Convertible Security and/or adjustment right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Company’s board of directors in good faith, the “Primary Security”, and such Option and/or Convertible Security and/or adjustment right, the “Secondary Securities” and together with the Primary Security, each a “Unit”), together comprising one integrated transaction, the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be the lower of (x) the purchase price of such Unit, (y) if such Primary Security is an Option and/or Convertible Security, the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise or conversion of the Primary Security in accordance with Section 1.01(c)(i) or 1.01(c)(ii) above and (z) the lowest VWAP of the shares of Common Stock on any day trading during the period commencing on the date of the public announcement of such Dilutive Issuance through, and including, the fourth (4th) Trading Day immediately following the closing of such Dilutive Issuance (the “Adjustment Period”) (for the avoidance of doubt, if this Warrant is exercised on any given Exercise Date during any such Adjustment Period, solely with respect to such portion of this Warrant exercised on such applicable Exercise Date, such applicable Adjustment Period shall be deemed to have ended on, and included, the Trading Day immediately prior to such Exercise Date). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined by the Company’s board of directors in good faith. For purposes of this Section 1.01(c), “Excluded Securities” shall mean (i) shares of Common Stock, restricted stock units or options to purchase Common Stock issued to directors, officers or employees of the Company for services rendered to the Company in their capacity as such, provided that (A) all such issuances (taking into account the shares of Common Stock issuable upon exercise of such options and restricted stock units) after the Subscription Date pursuant to this clause (i) do not, in the aggregate, exceed more than 20% of the Common Stock issued and outstanding immediately prior to the first date any of the Warrants are issued and (B) the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects the Registered Holder; and (ii) shares of Common Stock issued upon the conversion or exercise of Convertible Securities (other than options to purchase Common Stock that are covered by the preceding clause (i)) issued prior to the date any of the Warrants are first issued, provided that the conversion price of any such Convertible Securities (other than restricted stock units and options to purchase Common Stock that are covered by the preceding clause (i)) is not lowered, none of such Convertible Securities (other than restricted stock units and options to purchase Common Stock that are covered by the preceding clause (i)) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than restricted stock units and options to purchase Common Stock that are covered by the preceding clause (i)) are otherwise materially changed in any manner that adversely affects the Registered Holder.

(v)    Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(vi) Certain Events. If any event of the type contemplated by the provisions of this Section 1.01(c) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Per Share Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Registered Holder in a manner consistent with the provisions of this Section 1.01(c); provided, that no such adjustment pursuant to this Section 1.01(c) shall increase the Per Share Exercise Price or decrease the number of Warrant Shares issuable as otherwise determined pursuant to this Section 1.01(c).

(d)            Adjustment for Extraordinary, Dividends.   If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of Common Stock on account of such shares of Common Stock, other than (a) as described in subsection 1.01(a), (b) or (c) above, or (b)  in connection with any distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Per Share Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend.

1.02          General Adjustment Provisions

(a)            Notice of Adjustments. Upon each event that causes an adjustment of the Per Share Exercise Price, the number of Warrant Shares or the kind and amount of stock or other securities or property into which this Warrant shall be exercisable, the Company, at its expense, shall promptly compute such adjustments in accordance with the terms hereof, reflect such adjustment on its books and prepare and furnish the Registered Holder a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company’s Chief Financial Officer shall attest to the accuracy of the certificate. Upon the Registered Holder’s written request at any time, but no more often than quarterly, the Company shall furnish to the Registered Holder a certificate setting forth (i) all prior adjustments to the Per Share Exercise Price, the number of Warrant Shares or the kind and amount of stock or other securities or property into which this Warrant shall be exercisable, (ii) the Per Share Exercise Price currently in effect and (iii) the number of Warrant Shares and the amount, if any, of other property, that the Registered Holder would receive upon exercise of this Warrant.

(b)            Miscellaneous. Unless specifically provided herein to the contrary, all of the adjustments set forth in this Section 1 are cumulative. No adjustment of the Per Share Exercise Price or the number of Warrant Shares shall be made hereunder with respect to any shares of Common Stock that have been issued to the Registered Holder upon exercise of this Warrant.

(c)            No Increase Per Share Exercise Price. In no event shall any such adjustment have the effect of increasing the Per Share Exercise Price as otherwise determined pursuant to this Section 1 except as contemplated by Section 1.01(a)(iii), and then in no event to an amount larger than the Per Share Exercise Price as adjusted pursuant to such Section.

(d)            Disputes. In the event that there is any dispute as to the computation of the Per Share Exercise Price or the number of Warrant Shares required to be issued upon exercise of this Warrant, the Registered Holders and the Company will retain a mutually acceptable independent and nationally recognized accounting firm to re-compute the Per Share Exercise Price and number of Warrant Shares required to be issued upon exercise of this Warrant pursuant to the terms hereof, which firm may review the financial statements or other information upon which such computations were based. The determination of such firm shall, in the absence of manifest error, be binding upon the Registered Holders of this Warrant and the Company. If there shall be a dispute as to the selection of such nationally recognized accounting firm, such firm shall be appointed by the American Institute of Certified Public Accountants if willing, otherwise by the American Arbitration Association in New York City, upon application by the Company and Registered Holders of at least 25 percent of the then outstanding Warrants, with notice to the other Registered Holders. The cost for the retention of such firm shall be borne by the Company if the Company’s original computation was incorrect, and otherwise by the Registered Holders.

2.            Exercise.

2.01          Exercise Period. The Registered Holder may exercise this Warrant for all or less than all of the Warrant Shares at any time and from time to time before 5:00 P.M. local time in Omaha, Nebraska on June 16, 2036 (the “Expiration Date”).

2.02          Manner. The Registered Holder shall exercise this Warrant by delivering to the Secretary of the Company at its principal office (a) this original Warrant, (b) a notice of exercise in the form attached hereto as Exhibit A (“Exercise Notice”) and (c) (x) full payment in the amount of the Per Share Exercise Price multiplied by the number of Warrant Shares that Registered Holder is purchasing hereunder (the “Purchase Price”) or (y) notice of a Cashless Exercise.

2.03          Form of Payment. Registered Holder shall pay the Purchase Price (a) in cash, (b) by bank cashier’s check, (c) by Federal Reserve System wire transfer of immediately available funds, or (d) by any combination of the foregoing.

2.04          Cashless Exercise. The Registered Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Per Share Exercise Price, elect instead to receive upon such exercise the “Net Number” of Warrant Shares determined according to the following formula (a “Cashless Exercise”):

Net Number =  (A x B) – (A x C)

D

For purposes of the foregoing formula:

A = the total number of shares with respect to which this Warrant is then being exercised.

B = the quotient of (x) the sum of the VWAP of the Common Stock of each of the five (5) Trading Days ending at the close of business on the Principal Market immediately prior to the time of exercise as set forth in the applicable Exercise Notice, divided by (y) five (5) (the “Cashless Measuring Period”).

C = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

D = as applicable: (i) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of the applicable Exercise Notice if such Exercise Notice is (1) both executed and delivered pursuant to Section 1(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) the bid price of the Common Stock as of the time of the Registered Holder’s execution of the applicable Exercise Notice if such Exercise Notice is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter pursuant to Section 1(a) hereof, or (iii) the Closing Sale Price of the Common Stock on the date of the applicable Exercise Notice if the date of such Exercise Notice is a Trading Day and such Exercise Notice is both executed and delivered pursuant to Section 2.02 hereof after the close of “regular trading hours” on such Trading Day.

For purposes of Rule 144(d), it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Registered Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

2.05          Delivery to Registered Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) business days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

(i)        a certificate or certificates for the number of Warrant Shares to which such Registered Holder shall be entitled; and

(ii)       in case such exercise is in part only, a new Warrant of like tenor for the number of Warrants (without giving effect to any adjustment therein) called for on the face of this Warrant minus the number of Warrants exercised.

2.06          Holder’s Exercise Limitations.

(a)            Limitation on Exercise. No Registered Holder shall have the right to exercise any portion of this Warrant, pursuant to this Section 2 or otherwise, and no such exercise shall be effective, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Exercise Notice, the Registered Holder (together with the Registered Holder’s affiliates, any other Person who would be a “beneficial owner” (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of shares included in such issuance, and any other Person whose beneficial ownership of shares of Common Stock would be aggregated with the Registered Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the Securities and Exchange Commission, including any “group” (within the meaning of the Exchange Act) of which the Registered Holder or any such other Person is a member (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below), provided that a Registered Holder may waive the application of the limitations in this Section 2.06(a) to such Registered Holder upon sixty-five (65) calendar days prior written notice to the Company by such Registered Holder.

For the avoidance of doubt, the Registered Holder shall be permitted to exercise this Warrant, at any time, in part or in whole (but not as to fractional shares), in amounts sufficient for the Registered Holder and Attribution Parties to maintain in the aggregate beneficial ownership of shares of Common Stock in an amount equal to or less than the then-applicable Beneficial Ownership Limitation, including if and to the extent that (A) any other warrants by the Company are exercised, transferred, exchanged, redeemed or otherwise cease to be in the ownership or control of the parties that received such warrants subsequent to the date hereof or (B) the Company issues additional shares of Common Stock for any reason (including, for the avoidance of doubt, any exercise, exchange or conversion of warrants, options or convertible securities or other securities into shares of Common Stock).

(b)            Calculation of Limitation. Except where the Registered Holder has waived the application of the limitations in this Section 2.06 pursuant to Section 2.06(a), the submission of an Exercise Notice shall be deemed to be the Registered Holder’s representation that such proposed exercise of this Warrant is not in excess of the limitation contained in this Section 2.06, and the Company shall have no liability for any non-compliance by the Registered Holder with the limitation set forth herein. For purposes of this Section 2.06, in determining the number of outstanding shares of Common Stock, a Registered Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company setting forth the number of shares of Common Stock outstanding; provided, that¸ in the case of clause (B) and (C), the Registered Holder may rely only on the most recent such announcement or notice. In each case, the number of outstanding shares of Common Stock shall be determined by the Registered Holder after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Registered Holder or otherwise included in the Registered Holder’s beneficial ownership since the date as of which such number of outstanding shares of Common Stock was reported.

(c)            Beneficial Ownership Limitation Percentage. The “Beneficial Ownership Limitation” shall be 19.8% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant and in respect of which an Exercise Notice has been issued.

2.07          Fundamental Transaction. If, at any time while the Warrants are outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person (other than for the purpose of changing the Company’s name), (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of the outstanding equity securities of the Company having voting power are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of outstanding securities representing more than 50% of the aggregate voting power of the issued and outstanding equity securities of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires securities representing more than 50% of the aggregate voting power, including the power to vote on the election of directors of the Company, of the issued and outstanding equity securities of the Company (each a “Fundamental Transaction”), then, upon consummation of such Fundamental Transaction, this Warrant shall automatically become exercisable for the kind and amount of securities, cash or other assets which the Registered Holder would have owned immediately after the consummation of such Fundamental Transaction if the Registered Holder had exercised in full this Warrant immediately before the consummation of such Fundamental Transaction. If holders of Common Stock are given any choice as to the kind or amount of securities, cash or other assets receivable upon the consummation of such Fundamental Transaction, then the Registered Holder shall be given the same choice as to such consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.

3.            Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its Common Stock, or (b) to offer to the holders of any class or series of its capital stock any additional shares of stock of any class or series or other rights, the Company shall deliver written notice thereof to Registered Holder. Such notice shall be given at least twenty (20) calendar days before (i) the record date for such dividend, distribution or offering and (ii) the earlier of any vote to approve or the closing of such transaction. The notice shall generally describe the event expected to occur, the anticipated date thereof and the name and telephone number of the Company’s representative whom the Registered Holder may contact to obtain additional information concerning the anticipated event.

4.            Reservation of Common Stock; Valid Issuance. During the period in which this Warrant may be exercised, the Company will at all times have authorized, and in reserve, shares of Common Stock equal to the maximum amount of the shares of Common Stock that can be issued upon exercise of all of this Warrant and such other securities and properties as from time to time shall be deliverable to the Registered Holder upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer (except such as may be imposed under applicable federal and state securities laws). The Company further covenants that such shares of Common Stock as may be issued pursuant to such exercise will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

5.            Issue or Transfer Taxes. The Company shall pay all issue and other non-income based taxes that may be payable in respect of the issuance or delivery of the Warrant Shares on exercise of the Warrant. The Registered Holder shall pay all transfer taxes due upon any transfer requested by Registered Holder in connection with any such exercise.

6.            Transfers.

(a)            Unregistered Security. Each holder of this Warrant acknowledges that this Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares issued upon its exercise in the absence of (i) an effective registration statement under the Securities Act as to this Warrant or such Warrant Shares and registration or qualification of this Warrant or such Warrant Shares under any applicable federal or state securities law then in effect or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Shares issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

(b)            Transferability. Subject to the provisions of Section 6(a) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, by the Registered Holder without charge to the Registered Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed assignment in the form attached hereto as Exhibit B. Upon such compliance, surrender and delivery, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

(c)            Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register (which the Company shall effect promptly following submission of this Warrant to it) the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

(d)            Deliveries Upon Transfer. As soon as practicable after a transfer of this Warrant in whole or in part, and in any event within ten (10) business days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to:

(i)            to the transferee a certificate or certificates registered in the name of the transferee for the number of Warrants transferred to such transferee; and

(ii)            in case such transfer is in part only, to the Registered Holder a new Warrant of like tenor for the number of Warrants (without giving effect to any adjustment therein) called for on the face of this Warrant minus the number of Warrants transferred.

(e)            Loss, Etc. of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, and upon reimbursement of the Company’s reasonable incidental expenses, the Company shall execute and deliver to the Registered Holder a new Warrant of like date, tenor and denomination.

7.            Fractional Shares. No fractional share of Common Stock shall be issued upon the exercise of this Warrant. All of the Warrant Shares issuable upon any exercise of this Warrant shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after such aggregation, the exercise would result in the issuance of a fractional share, the Company shall in lieu thereof pay the Registered Holder a cash amount equal to the fair market value of such fractional share on the date of exercise. The Board, acting in good faith, shall determine the fair market value of the fractional share.

8.            Closing of Transfer Books. The right to exercise this Warrant shall not be suspended during any period while the stock transfer book of the Company for its Common Stock is closed. Notwithstanding the foregoing, the Company shall not be required to deliver certificates of its Common Stock upon exercise of this Warrant while its stock transfer book is duly closed and may postpone the delivery of the certificates for its Common Stock until the opening of such books.

9.            Certain Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

(a)	“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Registered Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(b)	“Principal Market” means the Nasdaq Capital Market.

(c)	“Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Registered Holder or (y) with respect to all determinations other than price or trading volume determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(d)	“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Registered Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

10.           Notices. Any notice given hereunder shall be deemed given (a) when delivery is tendered if personally delivered, (b) three (3) days after the postmark if mailed certified mail, return receipt requested, (c) on the first business day after delivery to a nationally recognized company regularly providing overnight delivery services if sent by next business day service and (d) on the day receipt is confirmed, either by the recipient or electronically, if sent by telecopy. If a party sends a notice by any other method, it shall be deemed given when the addressee or addressee’s authorized agent actually receives the notice. In each case, notices shall be addressed to the Company at 1811 Aksarben Drive, Omaha NE 68106, and to the Registered Holder at BlackRock Financial Management, Inc., 50 Hudson Yards, New York, New York, 10001, Attention: Steven Karpel, Email: steven.karpel@blackrock.com, With a copy to (which shall not constitute notice): BlackRock, Inc., Office of the General Counsel, 50 Hudson Yards, New York, New York 10001, Attention: Lucy Liu, Email: lucy.liu1@blackrock.com, legaltransactions@blackrock.com, or such address of the Registered Holder reflected after the date hereof (including as to any transfers as reflected on an Assignment Form) in the warrant register maintained pursuant to Section 6(c), or such other address as such party may indicate by a notice to the other party.

11.           Registered Holder Not Stockholder. This Warrant does not confer upon Registered Holder any rights or liabilities as a stockholder of the Company, including, but not limited to, any right to vote or to consent or to receive notice as a stockholder of the Company until the first business day following the Registered Holder’s exercise of this Warrant and the Company’s receipt of the documentation required to be delivered to it by the Registered Holder pursuant to Section 2.02, 2.03 and/or 2.04.

12.           No Impairment. The Company shall not, by amendment of its certificate of incorporation, bylaws or other governing documents, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Registered Holder in order to protect the exercise rights of the Registered Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

13.          Amendment. The provisions of this Warrant may only be amended or modified in writing by the Company and the Registered Holder.

14.           Governing Law. This Warrant shall be governed by the laws of the State of New York without regard to the choice of law provisions thereof that would defer to the substantive laws of another jurisdiction.

15.           Headings. The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction thereof.

16.           Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first above written.

GREEN PLAINS INC.

By:	/s/ Ryan Loneman
Name:	Ryan Loneman
Title:	General Counsel & Secretary

[Signature Page to Warrant Agreement]

EXHIBIT A

FORM NOTICE OF EXERCISE

TO:        Green Plains Inc.

(1)            The undersigned hereby elects to exercise _______ Warrants to purchase shares of the common stock, par value $.001 per share (the “Common Stock”) of Green Plains Inc., an Iowa corporation (the “Company”), pursuant to the terms of the attached Warrant, and:

☐	Tenders herewith payment of $___________ of the Total Exercise Price which is applicable to the portion of this Warrant being exercised pursuant to Section 2.02 of this Warrant.

☐	Elects to exercise pursuant to a Cashless Exercise in accordance with Section 2.04 of the Warrant.

(2)            Please issue a certificate or certificates representing said shares of the Common Stock of the Company or other securities or property deliverable upon exercise of this Warrant in the name of the undersigned or in such other name and address as is specified below:

(Name)

(Address)

(3)            The undersigned represents that (i) the aforesaid shares of Common Stock are being acquired for the account of the undersigned, not as a nominee for any other party, and for investment, by reason of a specific exemption from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), which exemption depends upon, among other things, the bona fide nature of the investment intent herein, (ii) the undersigned is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding its investment in the Company; (iii) the undersigned has such knowledge and experience in financial and business matters that the undersigned is capable of evaluating the merits and risks of this investment; (iv) the undersigned understands that the shares of Common Stock issuable upon exercise of this Warrant have not been registered under the Securities Act, and they must be held unless subsequently registered under the Securities Act or an exemption from such registration is available; (v) the undersigned is aware that the aforesaid shares of Common Stock, may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until the undersigned has held the shares for the time period prescribed by Rule 144, and that among the conditions for use of the Rule is the availability of current information to the public about the Company and (vi) the undersigned agrees not to make any disposition of all or any part of the aforesaid shares of Common Stock, unless and until there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement, or the undersigned has provided the Company with an opinion of counsel satisfactory to the Company, stating that such registration is not required.

Date	(Signature)

(Print Name)

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EXHIBIT B

ASSIGNMENT FORM

FOR VALUED RECEIVED, ___________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to _______ Warrants, to:

Name of Assignee	Address	No. of Warrants

Dated:	Signature:

Witness:

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